Exhibit 99.1

Goldman Sachs BDC, Inc. Reports December 31, 2025 Financial Results and Announces First Quarterly 2026 Base Dividend of $0.32 Per Share and Fourth Quarter 2025 Supplemental Dividend of $0.03 Per Share.

Company Release – February 26, 2026

NEW YORK — (BUSINESS WIRE) — Goldman Sachs BDC, Inc. (“GSBD”, the “Company”, “we”, “us”, or “our”) (NYSE: GSBD) today reported financial results for the fourth quarter and year ended December 31, 2025 and filed its Form 10-K with the U.S. Securities and Exchange Commission.

QUARTERLY HIGHLIGHTS

•

Net investment income and adjusted net investment income per share for the quarter ended December 31, 2025 was $0.37, equating to an annualized net investment income yield on book value of 11.7%.[1] Earnings per share for the quarter ended December 31, 2025 was $0.21.

•	Net asset value (“NAV”) per share as of December 31, 2025 decreased 0.9% to $12.64 from $12.75 as of September 30, 2025.

•

As of December 31, 2025, the Company’s total investments at fair value and commitments were $3,898.2 million, comprised of investments in 171 portfolio companies across 40 industries. The investment portfolio was comprised of 98.4% senior secured debt, including 96.9% in first lien investments.

•

During the quarter, the Company had new investment commitments of approximately $394.9 million of which $230.2 million were funded. Fundings of previously unfunded commitments for the quarter were $90.9 million and sales and repayments activity totaled $251.6 million, resulting in net funded investment activity of $69.5 million.

•

During the quarter, the Company’s 1st Lien/Senior Secured Debt position in Pluralsight, Inc. was placed on non-accrual status due to financial underperformance. As of December 31, 2025, the Company had certain investments held in nine portfolio companies on non-accrual status. As of December 31, 2025, investments on non-accrual status amounted to 1.9% and 2.8% of the total investment portfolio at fair value and amortized cost, respectively.

•	The Company’s ending net debt-to-equity ratio was 1.27x as of December 31, 2025 compared to 1.17x as of September 30, 2025.

•	As of December 31, 2025, 68.9% of the Company’s approximately $1,885.8 million aggregate principal amount of debt outstanding was comprised of unsecured debt and 31.1% was comprised of secured debt.[3]

•

On January 15, 2026, the Company borrowed approximately $505.0 million under the Truist Revolving Credit Facility and used the proceeds, together with cash on hand, to repay the 2026 Notes plus accrued and unpaid interest. On January 28, 2026, the Company also closed an offering of $400.0 million aggregate principal amount of 5.100% unsecured notes due 2029.

•	The Company’s Board of Directors declared a first quarter 2026 Base Dividend of $0.32 per share payable to shareholders of record as of March 31, 2026.[4]

•

The Company’s Board of Directors also declared a fourth quarter 2025 Supplemental Dividend of $0.03 per share payable on or about March 20, 2026 to shareholders of record as of March 9, 2026. Adjusted for the impact of the Supplemental Dividend related to the fourth quarter’s earnings, the Company’s fourth quarter adjusted NAV per share was $12.61.[5]

•

On June 13, 2025, the Company entered into a 10b5-1 stock repurchase plan, which allows the Company to repurchase up to $75.0 million of shares of the Company’s common stock if the common stock trades below the most recently announced quarter-end NAV per share, subject to certain limitations. During the three months ended December 31, 2025, the Company repurchased 1,544,029 shares for $15.0 million, inclusive of commission and direct acquisition costs.

SELECTED FINANCIAL HIGHLIGHTS

(in $ millions, except per share data)	As of December 31, 2025	As of September 30, 2025
Investment portfolio, at fair value[2]	$3,261.7	$3,196.9
Total debt outstanding[3]	$1,885.8	$1,853.0
Net assets	$1,423.0	$1,454.8
Ending net debt to equity[11]	1.27x	1.17x
Net asset value per share	$12.64	$12.75
Less: Supplemental Dividend per share declared post-quarter	$0.03	$0.04
Adjusted net asset value per share[5]	$12.61	$12.71

(in $ millions, except per share data)	Three Months Ended December 31, 2025	Three Months Ended September 30, 2025
Total investment income	$86.1	$91.6

Net investment income after taxes	$42.2	$45.3
Less: Purchase discount amortization	$0.4	0.5
Adjusted net investment income after taxes[1]	$41.8	$44.8

Net realized and unrealized gains (losses)	$(18.5)	$(20.6)
Add: Realized/Unrealized depreciation from the purchase discount	0.4	0.5
Adjusted net realized and unrealized gains (losses)[1]	$(18.1)	$(20.1)

Net investment income per share (basic and diluted)	$0.37	$0.40
Less: Purchase discount amortization per share	$—	—
Adjusted net investment income per share[1]	$0.37	$0.40

Weighted average shares outstanding	113.5	114.4
Total Quarterly Distributions per share	$0.36	$0.51

Total investment income for the three months ended December 31, 2025 and September 30, 2025 was $86.1 million and $91.6 million, respectively. The decrease in total investment income was primarily due to a decline in base interest rates and tightening of credit spreads.

Net expenses before taxes for the three months ended December 31, 2025 and September 30, 2025 were $43.0 million and $45.4 million, respectively. Net expenses decreased by $2.4 million, primarily driven by a decrease in incentive fees, partially offset by higher interest and other debt expenses.

INVESTMENT ACTIVITY2

The following table summarizes investment activity for the three months ended December 31, 2025:

	New Investment Commitments		Sales and Repayments
Investment Type	$ Millions	% of Total	$ Millions	% of Total
1st Lien/Senior Secured Debt	$330.6	83.7%	$237.0	94.2%
1st Lien/Last-Out Unitranche	64.3	16.3	14.6	5.8
2nd Lien/Senior Secured Debt	—	—	—	—
Unsecured Debt	—	—	—	—
Preferred Stock	—	—	—	—
Common Stock	—	—	—	—

Total	$394.9	100.0%	$251.6	100.0%

During the three months ended December 31, 2025, new investment commitments were across 7 new portfolio companies and 20 existing portfolio companies. Sales and repayments were primarily driven by the exit and refinancing of our investments in 13 portfolio companies.

PORTFOLIO SUMMARY2

As of December 31, 2025, the Company’s investments consisted of the following:

	Investments at Fair Value
Investment Type	$ Millions	% of Total
1st Lien/Senior Secured Debt	$3,028.8	92.8%
1st Lien/Last-Out Unitranche	135.1	4.1
2nd Lien/Senior Secured Debt	47.9	1.5
Unsecured Debt	8.5	0.3
Preferred Stock	26.4	0.8
Common Stock	14.7	0.5
Warrants	0.3	— (6)

Total	$3,261.7	100.0%

The following table presents certain selected information regarding the Company’s investments:

	As of
	December 31, 2025	December 31, 2024
Number of portfolio companies	171	164
Percentage of performing debt bearing a floating rate[7]	99.4%	99.4%
Percentage of performing debt bearing a fixed rate[7]	0.6%	0.6%
Weighted average yield on debt and income producing investments, at amortized cost[8]	9.9%	11.2%
Weighted average yield on debt and income producing investments, at fair value[8]	10.9%	14.1%
Weighted average leverage (net debt/EBITDA)[9]	5.9x	6.2x
Weighted average interest coverage[9]	2.0x	1.8x
Median EBITDA[9]	$71.75 million	$66.14 million

During the quarter, one investment was placed on non-accrual status due to financial underperformance. As of December 31, 2025, investments on non-accrual status amounted to 1.9% and 2.8% of the total investment portfolio at fair value and amortized cost, respectively.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2025, the Company had $1,885.8 million aggregate principal amount of debt outstanding, comprised of $585.8 million of outstanding borrowings under its senior secured revolving credit facility (“Revolving Credit Facility”), with Truist Bank, as administrative agent, and Bank of America, N.A., as syndication agent, $500.0 million of unsecured notes due 2026, $400.0 million of unsecured notes due 2027 and $400.0 million of unsecured notes due 2030. As of December 31, 2025, the Company had $1,110.0 million of availability under its Revolving Credit Facility and $78.9 million in cash and cash equivalents.3,10

The Company’s ending net debt-to-equity leverage ratio was 1.27x for the three months ended December 31, 2025, as compared to 1.17x for the three months ended September 30, 2025.11

CONFERENCE CALL

The Company will host an earnings conference call on Friday, February 27, 2026 at 9:00 am Eastern Time. All interested parties are invited to participate in the conference call by dialing (800) 289-0459; international callers should dial +1 (929) 477-0443; conference ID 427709. All participants are asked to dial in approximately 10-15 minutes prior to the call, and reference “Goldman Sachs BDC, Inc.” when prompted. For a slide presentation that the Company may refer to on the earnings conference call, please visit the Investor Resources section of the Company’s website at www.goldmansachsbdc.com. An archived replay will be available on the Company’s webcast link located on the Investor Resources section of the Company’s website.

Please direct any questions regarding the conference call to Goldman Sachs BDC, Inc. Investor Relations, via e-mail, at gscr-ir@gs.com.

ENDNOTES

1)

On October 12, 2020, we completed our merger (the “Merger”) with Goldman Sachs Middle Market Lending Corp. (“MMLC”). The Merger was accounted for as an asset acquisition in accordance with ASC 805-50, Business Combinations — Related Issues. The consideration paid to MMLC’s shareholders was less than the aggregate fair values of the assets acquired and liabilities assumed, which resulted in a purchase discount (the “purchase discount”). The purchase discount was allocated to the cost of MMLC investments acquired by us on a pro-rata basis based on their relative fair values as of the closing date. Immediately following the Merger with MMLC, we marked the investments to their respective fair values and, as a result, the purchase discount allocated to the cost basis of the investments acquired was immediately recognized as unrealized appreciation on our Consolidated Statement of Operations. The purchase discount allocated to the loan investments acquired will amortize over the life of each respective loan through interest income, with a corresponding adjustment recorded as unrealized appreciation on such loan acquired through its ultimate disposition. The purchase discount allocated to equity investments acquired will not amortize over the life of such investments through interest income and, assuming no subsequent change to the fair value of the equity investments acquired and disposition of such equity investments at fair value, we will recognize a realized gain with a corresponding reversal of the unrealized appreciation on disposition of such equity investments acquired.

As a supplement to our financial results reported in accordance with generally accepted accounting principles in the United States of America (“GAAP”), we have provided, as detailed below, certain non-GAAP financial measures to our operating results that exclude the aforementioned purchase discount and the ongoing amortization thereof, as determined in accordance with GAAP. The non-GAAP financial measures include i) Adjusted net investment income per share; ii) Adjusted net investment income after taxes; and iii) Adjusted net realized and unrealized gains (losses). We believe that the adjustment to exclude the full effect of the purchase discount is meaningful because it is a measure that we and investors use to assess our financial condition and results of operations. Although these non-GAAP financial measures are intended to enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. The aforementioned non-GAAP financial measures may not be comparable to similar non-GAAP financial measures used by other companies.

2)

The discussion of the investment portfolio excludes the investment, if any, in a money market fund managed by an affiliate of Goldman Sachs Group, Inc. (the “Money Market Fund”). As of December 31, 2025, the Company had an investment of $35.7 million in the Money Market Fund.

3)

Total debt outstanding excludes netting of debt issuance costs of $8.2 million and $9.6 million as of December 31, 2025 and September 30, 2025, respectively. Total debt outstanding also excludes cumulative hedging adjustments for those borrowings that are designated in a fair value hedging relationship of $(3.0) million and $(2.6) million as of December 31, 2025 and September 30, 2025, respectively. In the third quarter of 2025, the Company entered into interest rate swaps to more closely align the interest rates of some of the Company’s fixed rate liabilities with its investment portfolio, which consists of predominately floating rate loans. The Company designated these interest rate swaps as the hedging instrument in a qualifying fair value hedge accounting relationship.

4)	The $0.32 per share Base Dividend is payable on or about April 28, 2026 to shareholders of record as of March 31, 2026.

5)

On February 26, 2025, we announced a distribution framework that is comprised of a quarterly base distribution declared in the relevant quarter and a variable supplemental distribution declared in the following quarter, subject to satisfaction of certain measurement tests and the approval of our Board.

As a supplement, we have provided a non-GAAP financial measure of our financial condition that adjusts the net asset value per share for the declared and unpaid supplemental distribution per share. We believe that the adjustment to the net asset value per share for the supplemental dividend is meaningful because it aligns the supplemental distribution to its relevant quarter earnings.

Although this non-GAAP financial measure is intended to enhance investors’ understanding of our business and performance, this non-GAAP financial measure should not be considered an alternative to GAAP. The aforementioned non-GAAP financial measure may not be comparable to similar non-GAAP financial measures used by other companies.

6)	Amount rounds to less than 0.1%.

7)

The fixed versus floating composition has been calculated as a percentage of performing debt investments measured on a fair value basis, including income producing preferred stock investments and excludes investments, if any, placed on non-accrual status.

8)

Computed based on the (a) annual actual interest rate or yield earned plus amortization of fees and discounts on the performing debt and other income producing investments as of the reporting date, divided by (b) the total performing debt and other income producing investments (excluding investments on non-accrual) at amortized cost or fair value, respectively. This calculation excludes exit fees that are receivable upon repayment of the investment. Excludes the purchase discount and amortization related to the Merger.

9)

For a particular portfolio company, we calculate the level of contractual indebtedness net of cash (“net debt”) owed by the portfolio company and compare that amount to measures of cash flow available to service the net debt. To calculate net debt, we include debt that is both senior and pari passu to the tranche of debt owned by us but exclude debt that is legally and contractually subordinated in ranking to the debt owned by us. We believe this calculation method assists in describing the risk of our portfolio investments, as it takes into consideration contractual rights of repayment of the tranche of debt owned by us relative to other senior and junior creditors of a portfolio company. We typically calculate cash flow available for debt service at a portfolio company by taking net income before net interest expense, income tax expense, depreciation and amortization (“EBITDA”) for the trailing twelve month period. Weighted average net debt to EBITDA is weighted based on the fair value of our debt investments and excludes investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

For a particular portfolio company, we also compare that amount of EBITDA to the portfolio company’s contractual interest expense. We believe this calculation method assists in describing the risk of our portfolio investments, as it takes into consideration contractual interest obligations of the portfolio company. Weighted average interest coverage is weighted based on the fair value of our performing debt investments and excludes investments where interest coverage may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

Median EBITDA is based on our debt investments and excludes investments where net debt-to-EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

Portfolio company statistics are derived from the financial statements most recently provided to us of each portfolio company as of the reported end date. Statistics of the portfolio companies have not been independently verified by us and may reflect a normalized or adjusted amount. As of December 31, 2025 and September 30, 2025, investments where net debt-to-EBITDA may not be the appropriate measure of credit risk represented 14.2% and 14.7%, respectively, of total debt investments at fair value.

10)

The Company’s Revolving Credit Facility has debt outstanding denominated in currencies other than U.S. Dollars (“USD”). These balances have been converted to USD using applicable foreign currency exchange rates as of December 31, 2025. As a result, the Revolving Credit Facility’s outstanding borrowings and the available debt amounts may not sum to the total debt commitment amount.

11)	The ending net debt-to-equity leverage ratio is calculated by using the total borrowings net of cash and cash equivalents divided by equity as of December 31, 2025 and excludes unfunded commitments.

Goldman Sachs BDC, Inc.

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share amounts)

	December 31, 2025	December 31, 2024
Assets
Investments, at fair value
Non-controlled/non-affiliated investments (cost of $3,285,039 and $3,533,627)	$3,171,677	$3,368,503
Non-controlled affiliated investments (cost of $110,127 and $139,955)	90,044	106,755

Total investments, at fair value (cost of $3,395,166 and $3,673,582)	$3,261,721	$3,475,258
Investments in affiliated money market fund (cost of $35,724 and $25,238)	35,724	25,238
Cash	43,211	61,795
Interest and dividends receivable	26,927	28,092
Deferred financing costs	13,245	11,897
Other assets	2,419	1,103

Total assets	$3,383,247	$3,603,383

Liabilities
Debt (net of debt issuance costs of $8,169 and $8,176)	$1,874,620	$1,926,452
Interest and other debt expenses payable	25,546	21,289
Management fees payable	8,181	8,780
Incentive fees payable	3,844	6,330
Distribution payable	36,022	52,784
Unrealized depreciation on derivatives	—	38
Secured borrowings	3,366	2,920
Accrued expenses and other liabilities	8,649	12,090

Total liabilities	$1,960,228	$2,030,683

Commitments and contingencies (Note 8)
Net assets
Preferred stock, par value $0.001 per share (1,000,000 shares authorized, no shares issued and outstanding)	$—	$—
Common stock, par value $0.001 per share (200,000,000 shares authorized, 112,569,067 and 117,297,222 shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively)	113	117
Paid-in capital in excess of par	1,879,601	1,946,253
Distributable earnings (loss)	(456,695)	(373,670)

Total net assets	$1,423,019	$1,572,700

Total liabilities and net assets	$3,383,247	$3,603,383

Net asset value per share	$12.64	$13.41

Goldman Sachs BDC, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	For the Years Ended December 31,
	2025	2024	2023
Investment income:
From non-controlled/non-affiliated investments:
Interest income	$322,663	$374,200	$414,711
Payment-in-kind income	30,413	50,094	33,662
Other income	4,172	3,733	3,099
Dividend income	—	2	—
From non-controlled affiliated investments:
Interest income	4,882	3,912	2,286
Dividend income	785	1,970	908
Payment-in-kind income	2,488	335	207
Other income	165	128	41

Total investment income	$365,568	$434,374	$454,914

Expenses:
Interest and other debt expenses	$111,558	$113,718	$111,302
Management fees	33,449	35,232	35,470
Incentive fees	26,224	17,212	49,417
Professional fees	3,324	4,998	3,536
Directors’ fees	828	828	823
Other general and administrative expenses	4,592	4,535	4,269

Total expenses	$179,975	$176,523	$204,817

Fee waivers	$—	$—	$(1,986)

Net expenses	$179,975	$176,523	$202,831

Net investment income before taxes	$185,593	$257,851	$252,083

Income tax expense, including excise tax	$4,026	$5,298	$4,842

Net investment income after taxes	$181,567	$252,553	$247,241

Net realized and unrealized gains (losses) on investment transactions:
Net realized gain (loss) from:
Non-controlled/non-affiliated investments	$(89,292)	$(155,950)	$(49,409)
Non-controlled affiliated investments	(33,824)	(2,015)	—
Controlled affiliated investments	—	—	(22,366)
Foreign currency forward contracts	—	(703)	—
Foreign currency and other transactions	506	5,236	404
Net change in unrealized appreciation (depreciation) from:
Non-controlled/non-affiliated investments	51,535	(35,110)	5,529
Non-controlled affiliated investments	13,117	(1,947)	(2,532)
Controlled affiliated investments	—	—	22,366
Foreign currency forward contracts	(214)	688	(242)
Foreign currency translations and other transactions	(4,048)	299	(4,482)

Net realized and unrealized gains (losses)	$(62,220)	$(189,502)	$(50,732)

(Provision) benefit for taxes on realized gain/loss on investments	$(80)	$(492)	$(1,210)
(Provision) benefit for taxes on unrealized appreciation/depreciation on investments	—	308	575

Net increase (decrease) in net assets from operations	$119,267	$62,867	$195,874

Weighted average shares outstanding	115,576,890	114,673,460	108,305,428
Basic and diluted net investment income per share	$1.57	$2.20	$2.28
Basic and diluted earnings (loss) per share	$1.03	$0.55	$1.81

ABOUT GOLDMAN SACHS BDC, INC.

Goldman Sachs BDC, Inc. is a specialty finance company that has elected to be regulated as a business development company under the Investment Company Act of 1940. GSBD was formed by The Goldman Sachs Group, Inc. (“Goldman Sachs”) to invest primarily in middle-market companies in the United States, and is externally managed by Goldman Sachs Asset Management, L.P., an SEC-registered investment adviser and a wholly-owned subsidiary of Goldman Sachs. GSBD seeks to generate current income and, to a lesser extent, capital appreciation primarily through direct originations of secured debt, including first lien, first lien/last-out unitranche and second lien debt, and unsecured debt, including mezzanine debt, as well as through select equity investments. For more information, visit www.goldmansachsbdc.com. Information on the website is not incorporated by reference into this press release and is provided merely for convenience.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue,” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. These statements represent the Company’s belief regarding future events that, by their nature, are uncertain and outside of the Company’s control. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ, possibly materially from our expectations, include, but are not limited to, the risks, uncertainties and other factors we identify in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in filings we make with the Securities and Exchange Commission, and it is not possible for us to predict or identify all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Goldman Sachs BDC, Inc.

Investor Contact: John Psyllos, 212-902-1000

Media Contact: Victoria Zarella, 212-902-5400

Source: Goldman Sachs BDC, Inc.